EXHIBIT A

                                                        EXECUTION COPY







                              OFFER AGREEMENT


                                  between

                               INVENSYS PLC,


                        INVENSYS HOLDINGS B.V. I.O.,


                             INVENSYS B.V. I.O.


                                    and


                             BAAN COMPANY N.V.





                          Dated as of May 31, 2000

                             TABLE OF CONTENTS

                                                                          Page

ARTICLE 1....................................................................2

    1. The Offer.............................................................2

           1.1. The Offer....................................................2
           1.2. Actions by Purchaser and Offer Sub...........................3
           1.3. Actions by the Company.......................................4
           1.4. Board Representation.........................................6

ARTICLE 2....................................................................7

    2. Post Closing..........................................................7

           2.1. Post Closing Restructuring...................................7
           2.2. Further Agreements...........................................7

ARTICLE 3....................................................................8

    3. Representations and Warranties of the Company.........................8


ARTICLE 4....................................................................8

    4. Representations and Warranties of Purchaser and Offer Sub.............8


ARTICLE 5....................................................................8

    5. Covenants.............................................................8

           5.1. Alternative Proposals........................................8
           5.2. Interim Operations..........................................10
           5.3. Company Shareholder Approval; Proxy Statement...............12
           5.4. Filings; Other Action.......................................12
           5.5. Access to Information.......................................13
           5.6. Publicity...................................................13
           5.7. Employee Share Purchase Plan................................14
           5.8. Board Member and Officer Liability..........................14
           5.9. Works Councils..............................................15
           5.10. Standstill and Termination Agreement.......................16
           5.11. Interim Financing..........................................16

ARTICLE 6...................................................................16

    6. Termination..........................................................16

           6.1. Termination.................................................16
           6.2. Effect of Termination and Abandonment.......................17
           6.3. Amendment...................................................18
           6.4. Extension; Waiver...........................................18

ARTICLE 7...................................................................19

    7. General Provisions...................................................19

           7.1. Nonsurvival of Representations and Warranties...............19
           7.2. Notices.....................................................19
           7.3. Assignment; Binding Effect..................................20
           7.4. Entire Agreement............................................20
           7.5. Governing Law; Submission to Jurisdiction...................20
           7.6. Fee and Expenses............................................21
           7.7. Certain Definitions.........................................21
           7.8. Headings....................................................21
           7.9. Interpretation..............................................22
           7.10. Waivers....................................................22
           7.11. Severability...............................................22
           7.12. Counterparts...............................................22

EXHIBIT A CONDITIONS OF THE OFFER............................................1


EXHIBIT B REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................1

           3.1. Existence; Good Standing; Corporate Authority................1
           3.2. Authorization, Validity and Effect of Agreements.............1
           3.3. Compliance with Laws.........................................2
           3.4. Capitalization, etc..........................................2
           3.5. Subsidiaries.................................................3
           3.6. No Violation.................................................3
           3.7. Company Reports; Offer Documents.............................4
           3.8. Litigation...................................................6
           3.9. Absence of Certain Changes...................................7
           3.10. Taxes.......................................................7
           3.11. Employee Benefit Plans......................................8
           3.12. Labor and Employment Matters...............................11
           3.13. Brokers....................................................11
           3.14. Intellectual Property Rights...............................12
           3.15. Permits....................................................13
           3.16. Environmental Matters......................................13
           3.17. Title to Assets............................................15
           3.18. Insurance Policies.........................................15
           3.19. Material Contracts.........................................16
           3.20. Opinion of Financial Advisor...............................17
           3.21. State Takeover Statutes....................................17
           3.22. Required Vote of Company Shareholders......................17
           3.23. Year 2000 Compliance, Euro Compliance......................17

EXHIBIT C REPRESENTATIONS AND WARRANTIES OF PARENT,
          PURCHASER AND OFFER SUB............................................1

           4.1. Existence; Good Standing; Corporate Authority................1
           4.2. Authorization, Validity and Effect of Agreements.............1
           4.3. No Violation.................................................1
           4.4. Operations of Purchaser and Offer Sub........................2
           4.5. Financing....................................................2
           4.6. Offer Documents..............................................2

                           INDEX OF DEFINED TERMS

affiliate.................................................................8.7
Agreement............................................................Preamble
Alternative Proposal......................................................5.1
Ancillary Documents.......................................................3.2
ASE.......................................................................1.1
Balance Sheet.............................................................3.7
Biedingsbericht...........................................................1.2
Board.....................................................................1.3
Code.....................................................................3.11
Common Shares........................................................Recitals
Company..............................................................Preamble
Company Disclosure Letter............................................3.3. 4.3
Company Employee Benefit Plans...........................................3.11
Company Intellectual Property............................................3.14
Company Permits..........................................................4.15
Company Reports...........................................................3.7
Conditional Purchase of Shares Agreement.............................Recitals
Confidentiality Agreement.................................................5.5
Continuing Members........................................................1.3
Contract..................................................................3.6
D&O Insurance.............................................................5.8
Dutch Law.................................................................8.7
Dutch Merger Code.........................................................1.1
Encumbrances..............................................................3.5
Environmental Claim......................................................3.16
Environmental Laws.......................................................3.16
Environmental Permits....................................................3.16
ERISA....................................................................3.11
Euro Compliant...........................................................3.23
Exchange Act..............................................................1.1
Fairness Opinion..........................................................1.3
FIL..................................................................Recitals
Financial Advisor.........................................................1.3
Governmental Entity.......................................................3.3
Hazardous Materials......................................................3.16
HSR.......................................................................3.6
Indemnified Parties.......................................................5.8
Informational Meeting.....................................................5.3
Intellectual Property....................................................3.14
knowledge.................................................................8.7
Law.......................................................................8.7
Litigation................................................................3.8
Material Adverse Effect...................................................3.1
Minimum Condition...................................................Exhibit A
Multiemployer Plan.......................................................3.11
New York Courts...........................................................7.5
Notice of Offer...........................................................1.2
Offer.....................................................................1.1
Offer Conditions..........................................................1.1
Offer Documents...........................................................1.2
Offer Sub............................................................Preamble
Option....................................................................3.4
Parent...............................................................Preamble
Person....................................................................8.7
Principal Operating Subsidiaries..........................................3.5
Purchaser............................................................Preamble
Representatives...........................................................5.1
Schedule 14D-9............................................................1.3
Schedule TO...............................................................1.2
SEC.......................................................................1.1
Securities Act............................................................3.7
Standstill and Termination Agreement.................................Recitals
Stichting Toezicht Effectenverkeer........................................3.7
Subsidiary................................................................8.7
Tax Return...............................................................3.10
Tax......................................................................3.10
Termination Fee...........................................................6.2
US Offer Documents........................................................1.2
Vanenburg Group B.V.........................................................1
Vast bod.............................................................Recitals
Year 2000 Compliant......................................................3.23

                              OFFER AGREEMENT

          OFFER AGREEMENT (this "Agreement"), dated as of May 31, 2000, between Invensys plc, a public limited company organized under the laws of England and Wales ("Parent"), Invensys Holdings B.V. i.o., a corporation organized under the laws of The Netherlands and a wholly owned subsidiary of Parent ("Purchaser"), Invensys B.V. i.o., a corporation organized under the laws of The Netherlands and a wholly owned subsidiary of Purchaser ("Offer Sub"), and Baan Company N.V., a corporation organized under the laws of The Netherlands (the "Company").

                                  RECITALS

          WHEREAS, the board of directors of Parent and the Board of Management of the Company, with the approval of the Supervisory Board of the Company, have authorized the execution, delivery and performance of this Agreement;

          WHEREAS, the Board of Management of the Company, with the approval of the Supervisory Board of the Company, recommends that shareholders accept the Offer by Parent for all of the outstanding common shares, par value NLG 0.06 per share (the "Common Shares"), of the Company at a price of 2.85 euros per share, net to the seller in cash by means of a "firm offer" ("Vast bod") as such term is used in the SER--Besluit Fusiegedragsregels 1975 (the "Dutch Merger Code");

          WHEREAS, the Offer Sub and Vanenburg Group B.V. ("Vanenburg") have entered into a conditional purchase of shares agreement (the
"Conditional Purchase of Shares Agreement") whereby Vanenburg has, among other things, agreed to sell, and Offer Sub has agreed to buy Common Shares, conditional upon the announcement of the Offer.

          WHEREAS, the Company and Fletcher International, Ltd. ("FIL") have entered into a standstill and termination agreement dated, as of May 30, 2000 (the "Standstill and Termination Agreement"), whereby FIL has, among other things, agreed to sell and the Company, or its assignee, has agreed to buy 8,121,236 Common Shares and terminate that certain share rights agreement, dated as of December 31, 1998, as amended; and

          WHEREAS, the Company and Parent have entered into an assignment and assumption agreement dated as of May 30, 2000, whereby the Company has agreed to transfer and assign the Company's right to buy 8,121,236 Common Shares from FIL under the Standstill and Termination Agreement to Parent.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                 ARTICLE 1

     1.   The Offer.
          ---------

          1.1. The Offer. (a) Subject to the provisions of this Agreement, Offer Sub shall in accordance with the applicable provisions of the Dutch Merger Code, the rules and regulations of the Amsterdam Stock Exchange (the "ASE"), the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and otherwise in compliance with applicable Law (as defined in Section 7.7) commence, and Parent and Purchaser shall cause Offer Sub to so commence, an offer to purchase all of the outstanding Common Shares, at a price of 2.85 euros per Common Share, net to the seller in cash (it being understood that Offer Sub shall cause the U.S. depositary for Offer Sub to make payments in U.S. dollars (calculated at prevailing exchange rates at the time that funds for consummating the Offer are made available) to holders of U.S. registered Common Shares unless such holders elect to receive euros) (the "Offer"). The obligation of Offer Sub, and of Parent and Purchaser to cause Offer Sub, to commence the Offer and to accept for payment, and to pay for any Common Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (including the condition that at least 95% of the outstanding Common Shares be validly tendered and not withdrawn prior to the expiration of the Offer) and the terms and conditions of this Agreement (the "Offer Conditions"). Subject to the provisions of this Agreement, the Offer shall initially expire on the 20th business day from and after the date the Offer is commenced, including the date of the commencement of the Offer as the first business day in accordance with Rule 14d-2 under the Exchange Act and the Dutch Merger Code, unless this Agreement is terminated in accordance with Article 6, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

          (b) Without the prior written consent of the Company, Offer Sub shall not (i) reduce the price per share of Common Shares to be paid pursuant to the Offer, (ii) extend the Offer if all of the Offer Conditions are satisfied or waived, or (iii) add to the Offer Conditions in any manner adverse to the holders of Common Shares or which makes the successful completion of the Offer less likely. Notwithstanding the foregoing, Offer Sub may, without the consent of the Company, extend the Offer at any time and from time to time: (i) if, at the scheduled or extended expiration date of the Offer, any of the Offer Conditions shall not have been satisfied or waived, until such conditions are satisfied or waived; provided that if any Offer Condition is, or Offer Conditions are, not satisfied or waived on any scheduled expiration date of the Offer, Parent, Purchaser and Offer Sub shall extend the Offer on one or more occasions, if such Offer Condition or Offer Conditions, as the case may be, could reasonably be expected to be satisfied within thirty days following the scheduled or extended expiration date of the Offer; (ii) for any period required by the Dutch Merger Code or any statute or rule, regulation, interpretation or position of the ASE or the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; and (iii) for any period required by applicable Law in connection with an increase in the consideration to be paid pursuant to the Offer. In addition to the foregoing, Offer Sub may provide for a "subsequent offering period" as provided in Rule 14d-11 under the Exchange Act after the purchase of Common Shares pursuant to the Offer.

          1.2. Actions by Parent, Purchaser and Offer Sub. (a) As soon as reasonably practicable following execution of this Agreement, Purchaser and Offer Sub shall file with the SEC a Tender Offer Statement on Schedule TO, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer and the other transactions contemplated hereby. The Schedule TO shall comply in all material respects with applicable provisions of the Exchange Act, and shall contain or incorporate by reference an offer to purchase and a related letter of transmittal (such Schedule TO and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "US Offer Documents"). Each of Parent, Purchaser, Offer Sub and the Company agrees promptly to correct any information supplied by it for use in the US Offer Documents to the extent that such information becomes false or misleading in any material respect. Parent, Purchaser and Offer Sub agree to take all steps necessary to cause the US Offer Documents as so corrected or supplemented to be filed with the SEC and be disseminated to holders of Common Shares, in each case, as and to the extent required by applicable Laws. The Company and its counsel shall be given an opportunity to review and comment on the US Offer Documents prior to their being filed with the SEC. Parent, Purchaser and Offer Sub agree to provide to the Company and its counsel any comments or other communications, written or oral, which Parent, Offer Sub or their counsel may receive from the SEC with respect to the US Offer Documents promptly after receipt thereof.

          (b) On or before the date that the Offer is commenced, Offer Sub and the Company shall make generally available a notice of offer ("Biedingsbericht") (together with all amendments and supplements thereto, the "Notice of Offer") and shall announce the making available of the Notice of Offer in at least one national daily newspaper in The Netherlands. The Notice of Offer shall contain all the information required by the Dutch Merger Code, including the information referred to in Article 6, Article 9, paragraph 2 and Article 10 thereof, and shall also contain a written opinion of Lazard Freres & Co. LLC, dated as of May 30, 2000, addressed to the Company that the proposed consideration to be received by the holders of Common Shares pursuant to the Offer is, in the opinion of such advisor, fair to the holders of the Common Shares, from a financial point of view. Offer Sub and the Company shall invite the ASE to review drafts of the Notice of Offer and provide any comments they may have. The Notice of Offer shall comply as to form and substance in all respects with the requirements of the Dutch Merger Code and the applicable rules and regulations of the ASE and shall be consistent with Dutch commercial practice and all applicable rules and regulations of the SEC. Purchaser and Offer Sub, on the one hand, and the Company, on the other hand, agree to provide each other and their respective counsel in writing any comments they may receive from the ASE with respect to the Notice of Offer promptly after receipt of such comments. Parent, Purchaser, Offer Sub and the Company agree to use their reasonable best efforts, after consultation with each other, to respond promptly to all such comments of and requests by the ASE. Each of Purchaser, Offer Sub and the Company shall provide each other copies of any written responses and telephonic notification of any verbal responses to the ASE by it or its counsel. The US Offer Documents and the Notice of Offer are herein collectively referred to as the "Offer Documents." The Offer Documents, including the Notice of Offer, shall state that, subsequent to being tendered, tendered shares (including Shareholder Shares) may be withdrawn prior to any subsequently scheduled expiration date to the extent required under the Exchange Act and the rules and regulations promulgated thereunder.

          (c) Parent shall provide or cause to be provided to Offer Sub all of the funds necessary to (i) purchase any Common Shares that Offer Sub becomes obligated to purchase pursuant to the Offer and (ii) comply with its obligations under this Agreement and any of the Ancillary Documents.

          1.3. Actions by the Company. (a) The Company hereby approves this Agreement and recommends and consents to the Offer and represents and warrants that the Company's Supervisory Board and the Company's Board of Management (each, a "Board"), at meetings duly called and held, have duly adopted resolutions: (i) (1) by the Board of Management agreeing to this Agreement and the other transactions contemplated hereby and (2) by the Supervisory Board approving the Board of Management's resolution to agree to enter into this Agreement and the other transactions contemplated hereby and to recommend the Offer, (ii) determining that this Agreement is advisable and that the terms of the Offer are fair to, and in the best interests of, the Company's shareholders and other relevant constituencies, its Subsidiaries and the enterprises carried on by itself and its Subsidiaries and (iii) recommending that the Company's shareholders accept the Offer. The Company further represents, warrants and confirms that the Boards have received the written opinion of Lazard Freres & Co. LLC (the "Financial Advisor") that the proposed consideration to be received by the holders of Common Shares pursuant to the Offer is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto, subject to prior review and consent by the Financial Advisor in the Company's Schedule 14D-9. In consultation with the Parent, the Company shall inform the Trade Unions and request the advice of the Works Councils.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in Section 1.3(a) and shall mail the Schedule 14D-9 to the shareholders of the Company to the extent required by the Exchange Act. To the extent practicable, the Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's shareholders. Purchaser and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Purchaser or Offer Sub for inclusion in the
Schedule 14D-9. The Company agrees to correct promptly, and each of Parent, Purchaser and Offer Sub agrees to notify the Company promptly as to, any information provided by it for use in the Schedule 14D-9 if and to the extent such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to all of the holders of Common Shares, in each case as and to the extent required by applicable federal securities Laws. The Company agrees to provide Purchaser and Offer Sub and their counsel in writing any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company agrees to use its reasonable best efforts, after consultation with Purchaser, to respond promptly to all such comments of and requests by the SEC. The Company shall provide Purchaser copies of any written responses and telephonic notification of any verbal responses by the Company and its counsel.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish, to the extent available, Offer Sub with mailing labels containing the names and addresses of the record holders of Common Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders and security position listings and all other information in the Company's possession or control regarding the beneficial owners of Common Shares, and shall furnish to Offer Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Offer Sub may reasonably request in communicating the Offer to the Company's shareholders.

          1.4. Board Representation. (a) Promptly upon the purchase of Common Shares representing not less than 51% of the outstanding Common Shares pursuant to the Offer, the Company shall convene an extraordinary general meeting of shareholders in accordance with applicable Law for the election of such number of directors, rounded up to the next whole number, to serve on the Supervisory Board and the Board of Management of the Company as will give Offer Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Supervisory Board and the Board of Management of the Company equal to the product of (i) the total number of members of each of the Supervisory Board and the Board of Management (giving effect to the election of any additional members pursuant to this section) and (ii) the percentage that the number of Common Shares beneficially owned by Parent, Purchaser and/or Offer Sub (including Common Shares accepted for payment) bears to the number of Common Shares outstanding. The Company shall exercise its best efforts to secure the resignations of such number of members of such Boards as is necessary to enable Purchaser's designees to be elected and shall cause Purchaser's designees to be so elected. The Company shall take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14(f)-1 under the Exchange Act in order to fulfill its obligations under this Section 1.4 and shall include in the Schedule 14D-9 or otherwise timely mail to its shareholders all necessary information to comply therewith. Prior to the mailing of the Schedule 14D-9 to the Company's shareholders, Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14(f)-1.

          (b) Following the election or appointment of Parent's designees pursuant to Section 1.4(a) and until Parent, directly or indirectly, owns at least 95% of the outstanding Common Shares of the Company, each of the Company's Supervisory Board and the Board of Management shall have at least six members of which at least two members shall be Persons who are members on the date of this Agreement (the "Continuing Members"); provided that in the event that the number of Continuing Members shall be reduced below two for any reason whatsoever, the remaining Continuing Member shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Members for purposes of this Agreement. The approval of the Continuing Members shall be required to authorize (and such authorization shall constitute the authorization of the respective Boards on which such Continuing Members serve and no other action on the part of the Company, including any action by any other Board member of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Supervisory Board and/or the Board of Management, any amendment of the governing instruments of the Company which would adversely effect the rights of the Company or its shareholders under the Agreement, any extension of time for performance of any obligation or action hereunder by Parent, Purchaser or Offer Sub and any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

                                 ARTICLE 2

     2.   Post Closing.
          ------------

          2.1 Post Closing Intentions. Purchaser and Offer Sub intend, simultaneously with or as soon as possible after the consummation of the Offer, to effectuate: (i) the commencement of a compulsory acquisition by Offer Sub of shares of the Company from any remaining minority shareholder in accordance with Section 2:92a of the Dutch Civil Code (the "DCC") and
(ii) the effectuation by the Company and one or more Dutch Subsidiaries of Purchaser of a legal merger within the meaning of Section 2:309 of the DCC; provided that the merger consideration if not payable in cash at the same price per share as is payable pursuant to the Offer shall provide equivalent value to such cash amount, and such valuation shall be supported, if requested by any member of the Board of Management or Supervisory Board of the Company, by a fairness opinion from an independent investment banking firm.

          2.2. Further Agreements. The Company hereby agrees with Purchaser that it shall take, effective no earlier than the consummation of the Offer (but only if upon consummation of the Offer Purchaser will own at least 51% of the outstanding Common Shares), all actions reasonably necessary or desirable to accomplish any of the actions referred to in Section 2.1, including, without limitation, (a) the convening of the necessary meetings of the shareholders, Board of Management or Supervisory Board of the Company, (b) the consideration of any and all necessary or desirable resolutions by the Board of Management or the Supervisory Board of the Company for the purpose of effectuating any of the transactions contemplated by Section 2.1 or other transactions contemplated hereby and
(c) the execution of any and all reasonably requested documents, agreements or deeds that are necessary or desirable to effectuate any of the transactions contemplated by Section 2.1 or the other transactions contemplated hereby and the filing or registration of any or all of such documents, agreements or deeds with the appropriate authorities or agencies.

                                 ARTICLE 3

     3. Representations and Warranties of the Company. The Company hereby makes the representations, warranties and agreements as are set forth in Exhibit B to this Agreement (which exhibit is incorporated herein by reference) to Parent, Purchaser and Offer Sub as of the date of this Agreement.

                                 ARTICLE 4

     4. Representations and Warranties of Parent, Purchaser and Offer
Sub. Parent, Purchaser and Offer Sub hereby jointly and severally make the representations, warranties and agreements as are set forth in Exhibit C to this Agreement (which exhibit is hereby incorporated herein by reference) to the Company as of the date of this Agreement.

                                 ARTICLE 5

     5.   Covenants.
          ---------

          5.1. Alternative Proposals. The Company agrees (a) that, between the date hereof and the consummation of the Offer, neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, managing directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, "Representatives") not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders), (i) with respect to a merger, acquisition, consolidation, recapitalization, business combination or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, afford access to the properties, books or records of the Company or any of its Subsidiaries to, or have any discussions with, any Person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal or any agreement or arrangement requiring the Company to abandon, terminate or delay the consummation of the Offer or other transactions contemplated by this Agreement; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform such parties of the obligations undertaken in this Section 5.1; and
(c) that it will notify Purchaser promptly of the identity of the potential acquiror and the terms of such Person's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company; provided, however, that nothing contained in this
Section 5.1 shall prohibit the Company's Supervisory Board or Board of Management from (i) prior to the acceptance for payment of Common Shares by Offer Sub pursuant to the Offer, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of substantially all of the assets of the Company, a business combination or other similar transaction, if, and only to the extent that, (A) such proposal was not initially solicited, encouraged or knowingly facilitated by the Company, its Subsidiaries or their Representatives in violation of this Section 5.1, (B) if each Board determines in good faith, after receiving the advice of its outside advisors, including outside counsel and others, (i) that such Alternative Proposal is more favorable from a financial point of view as compared to the Offer and (ii) failure to furnish such information or enter into such discussions or negotiations with such Person would violate the Boards' fiduciary duties, (C) the Boards of the Company determine in good faith in the exercise of reasonable business judgment that such proposal is likely to be successfully financed if accepted by shareholders, and (D) prior to furnishing information to, or entering into discussions or negotiations with, such person or entity, the Company enters into a confidentiality agreement with the Person or entity with terms no less favorable to the Company than the Confidentiality Agreement between Parent and the Company and provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person. The Company shall keep Purchaser reasonably informed of the status of any such discussions or negotiations (including the identity of such Person and the terms of any proposal); and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act or with applicable Dutch Law with regard to an Alternative Proposal. Nothing in this Section 5.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 6 hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement, or (z) affect any other obligation of the Company under this Agreement.

          5.2. Interim Operations. (a) From the date of this Agreement until the earlier of (x) the date of initial purchase by Offer Sub of Common Shares pursuant to the Offer and (y) the date of termination of this Agreement pursuant to Section 6.1 hereof, except as set forth in Section
5.2 of the Company Disclosure Letter, unless Purchaser has consented thereto (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, (i) to the extent not inconsistent with the Company's obligations under any other section of this Agreement or under any Ancillary Document, conduct its operations according to its ordinary course of business consistent with past practice; (ii) to the extent not inconsistent with the Company's obligations under any other section of this Agreement or under any Ancillary Document, use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; (iii) upon the discovery thereof, promptly notify Purchaser of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect); (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and (v) prior to the consummation of the Offer cause (x) all outstanding indebtedness for borrowed money due and payable to the Company or any of the Subsidiaries from any officers, directors or affiliates thereof to be repaid and (y) all related notes and instruments of indebtedness to be canceled and terminated without any cost or penalty to the Company or the Subsidiaries.

          (b) From and after the date of this Agreement until the earlier of (x) the date of initial purchase by Offer Sub of Common Shares pursuant to the Offer, and (y) the date of termination of this Agreement pursuant to
Section 6.1 hereof, except as set forth in Section 5.2 of the Company Disclosure Letter or as otherwise required in order for the Company to comply with its obligations under this Agreement and the Ancillary Documents, unless Purchaser has consented thereto (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to, (i) amend its articles of association, certificate of incorporation, bylaws or other organizational documents;
(ii) issue, sell or pledge any shares of its capital shares or other ownership interest in the Company (other than issuances of Common Shares in respect of any exercise of share options or conversion of convertible notes, in either case, outstanding on the date hereof and issuances disclosed in Section 3.4 of the Company Disclosure Letter) or its Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital shares, ownership interest, or convertible or exchangeable securities (or derivative instruments in respect of the foregoing); (iii) effect any share split or otherwise change its capitalization as it exists on the date hereof; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital shares or take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan (except as otherwise required by the terms of such unexercisable options); (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital shares or other ownership interests (other than such payments by any Subsidiary of the Company to another Subsidiary of the Company or to the Company); (vi) directly or indirectly redeem, purchase or otherwise acquire any of the Company's capital shares or capital shares of its Subsidiaries which are not owned by the Company or any Subsidiary of the Company; (vii) sell, lease or otherwise dispose of any of its assets (including capital shares of its Subsidiaries), other than the sale or disposition of inventory or the license of the Company's products, in each case in the ordinary course of business or the sale, lease or other disposition of assets which, individually or in the aggregate, are obsolete or not material to the Company and its Subsidiaries taken as a whole;
(viii) (x) acquire by merger, purchase or any other manner, any business or entity or (y) otherwise acquire any assets which would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice;
(ix) incur or assume any long-term or short-term debt aggregating in excess of $1,000,000; (x) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt or other obligations of any other Person, other than obligations of its Subsidiaries or parent entity incurred in the ordinary course of business;
(xi) make or forgive any loans, advances or capital contributions to, or investments in, any Person other than its Subsidiary or any parent entity;
(xii) grant any share-related or equity performance awards; (xiii) except as contractually obligated on the date hereof (but only to the extent a copy of such contract, if written, or a written summary of such contract, if oral, has previously been provided to Parent) or as otherwise required under applicable Law, enter into any new employment, severance, consulting or salary continuation agreements with any officers, directors or employees or except as contractually obligated on the date hereof (but only to the extent a copy of such contractual commitment, if written, or a written summary of such contractual commitment, if oral, has previously been provided to Parent) or as otherwise required under applicable Law grant any increases in compensation, benefits to employees or non-equity performance awards, except for normal merit bonuses or salary increases for non-officer employees consistent with past practices; (xiv) except to the extent required by Law, adopt or amend in any material respect any material employee benefit plan or arrangement; (xv) permit any material insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business; (xvi) settle or compromise any pending or threatened Litigation for an amount in excess of $1,000,000 for any single matter of Litigation, or $5,000,000 in the aggregate for all such matters settled or compromised;
(xvii) make any Tax election or settle any Tax liability other than settlements involving solely the payment of money (without admission of liability) not to exceed $1,000,000; and (xviii) agree in writing or otherwise to take any of the foregoing actions; provided, however, that nothing set forth herein shall prohibit or be deemed to prohibit the Company or any Subsidiary from agreeing to take any of the foregoing if such agreement's effectiveness is contingent upon termination of this Agreement pursuant to Section 6.1 hereof.

          5.3. Company Shareholder Approval. Promptly after commencement of the Offer and publishing of the Notice of Offer, the Company, in accordance with Chapter 1 of the Dutch Merger Code, shall convene an informational meeting of shareholders of the Company (the "Informational Meeting") (which meeting may be combined with the Company's annual general meeting to be held on June 29, 2000). At the Informational Meeting the Company shall present a report on the terms and conditions of the Offer, together with the recommendation of the Company's Boards to shareholders with respect to the Offer, as required by the Dutch Merger Code.

          (b) Purchaser agrees to cause all Common Shares purchased by Offer Sub pursuant to the Offer and all other Common Shares owned by Purchaser, Offer Sub or any other Subsidiary or affiliate of Purchaser to be voted in favor of the approval of any transactions contemplated by this Agreement.

          5.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Parent, Purchaser, and Offer Sub shall: (a) use their reasonable best efforts to cooperate with one another in (i) determining which filings other than under the Exchange Act and under HSR are required to be made prior to the expiration of the Offer with, and which consents, approvals, permits or authorizations are required to be obtained prior to the expiration of the Offer, from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all filings under the Exchange Act and under HSR and all such other filings and timely seek all required consents, approvals, permits, authorizations and waivers; and (b) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

          5.5. Access to Information. (a) From the date of this Agreement until the consummation of the Offer, the Company shall, and shall cause its Subsidiaries to, upon reasonable advance notice to the Company, during ordinary business hours, to the extent legally permitted (i) give Purchaser and its authorized Representatives full access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 5.5 shall affect any representation or warranty made herein by the Company or the conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser shall notify the Company without delay if it becomes aware of a breach of any representation or warranty. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Purchaser by reason of applicable Law, which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties entered into prior to the date hereof; provided that the Company gives the Purchaser notice of the fact that it is withholding information pursuant to this Section 5.5(a).

          (b) All information provided pursuant to Section 5.5(a) shall be subject to the terms and conditions of the letter agreement, dated as of March 24, 2000, between Parent and the Company (the "Confidentiality Agreement").

          5.6. Publicity. The initial press release relating to this Agreement shall be issued jointly by the Company and Parent pursuant to the Dutch Merger Code. Thereafter, subject to their respective legal obligations, the Company and Parent shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

          5.7. Employee Share Purchase Plan. The Company shall take such permitted actions as are reasonably necessary to prohibit any additional offerings or sales of Common Shares under the Company's employee share purchase plans after the date hereof.

          5.8. Board Member and Officer Liability. (a) Following the consummation of the Offer, Parent, Purchaser and Offer Sub shall cause the governing instruments of the Company to contain provisions with respect to indemnification substantially to the same effect as those set forth in the governing instruments of the Company on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the consummation of the Offer in any manner that would adversely affect the rights thereunder as of the date of consummation of the Offer of individuals who on the date of consummation of the Offer were members of the Boards, officers, employees or agents of the Company, unless such modification is required after the date of consummation of the Offer by applicable Law.

          (b) Parent shall cause the Company, to the fullest extent permitted under applicable Law or under the Company's governing instruments or any indemnification agreement in effect as of the date hereof, to indemnify and hold harmless, each present and former member of the Boards, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the date of consummation of the Offer, to the same extent as provided in the Company's governing instruments or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the date of consummation of the Offer) and subject to the specific terms of any indemnification contract, (i) after the date of consummation of the Offer, the Company shall pay the reasonable fees and expenses of any counsel retained by the Indemnified Parties, promptly after statements therefore are received and (ii) the Company shall cooperate in the defense of any such matter; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims; and, provided, further, that any determination to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the applicable Law, the Company's governing instruments or any such agreement, as the case may be, shall be made by independent legal counsel, which shall be selected by such Indemnified Party and reasonably acceptable to Parent.

          (c) In addition, the Company shall provide, for a period of not less than six years after the date of consummation of the Offer, the Company's current directors and officers insurance and indemnification policy that provides coverage for events occurring at or prior to the date of consummation of the Offer (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of one hundred seventy-five percent (175%) of the annual premium currently paid by the Company for such insurance, but in the case the Company is required to expend amounts for annual premiums in excess of the Company's current expenditures, it shall, subject to such 175% limitation, purchase as much of such coverage as possible for such amount; in no event, however, shall the Company be required to provide coverage in excess of current coverage.

          (d) This Section shall survive the consummation of the Offer, is intended to benefit the Indemnified Parties, shall be binding on all successors and assigns of the Parent, Purchaser, Offer Sub and the Company and shall be enforceable by the Indemnified Parties. Purchaser shall cause the Company to comply with the provisions of Section 5.8.

          5.9. Works Councils. In the event the negative advice referred to in clause (i) of Exhibit A is given, Parent and the Company shall use good faith efforts for a period of one month to convert the Works Councils' negative advice to a positive advice. In the event that the Works Councils shall not have so converted their advice to positive advice during such one month period, the Company shall be entitled to withdraw or modify its approval or recommendation in favor of this Agreement and so advise the Company's shareholders and to terminate this Agreement; provided, however, that nothing contained in this Section 5.9 shall limit Purchaser's rights under Article 6 after such one-month period expires.

          5.10. Standstill and Termination Agreement. The Company hereby acknowledges and agrees that the Standstill and Termination Agreement has served as a significant inducement to each of Parent, Purchaser and Offer Sub to enter into this Agreement and to undertake the transactions contemplated herein. Accordingly, the Company agrees that it will not modify, amend or waive any provision of the Standstill and Termination Agreement or otherwise release FIL from any provision or obligation thereunder (or, prior to December 31, 2000, enter into any understanding, commitment or undertaking to do the same), without in all cases, the express prior written consent of Parent. The provisions of this Section
5.10 shall survive the expiration or termination of this Agreement and shall remain in effect until December 31, 2000, unless this Agreement is terminated for any reason other than pursuant to (a) Section 6.1(c) or (b)
Section 5.9, so long, in the case of this clause (b), as the Offer remains outstanding.

          5.11  Interim Financing.
                -----------------

          Parent, Purchaser and Offer Sub hereby agree that if prior to the consummation of the Offer the Company requests permission to incur new indebtedness, Parent, Purchaser and Offer Sub will consider such request in good faith.

                                 ARTICLE 6

     6.   Termination.
          -----------

          6.1. Termination. This Agreement may be terminated at any time prior to the consummation of the Offer:

          (a) by mutual written consent of the Company and Purchaser;

          (b) by Purchaser or the Company:

               (i) if the consummation of the Offer shall not have occurred on or before December 31, 2000 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the consummation of the Offer to occur on or before such date);

               (ii) if there shall be any Law that makes consummation of the Offer illegal or prohibited, or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting consummation of the Offer and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

               (iii) if the Offer terminates or expires on account of the failure of any condition specified in Exhibit A without Offer Sub having purchased any Common Shares thereunder (provided that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition);

          (c) by the Company if there is an Alternative Proposal which each Board determines, in good faith after receiving the advice of its outside advisors, including outside counsel and others that, (i) such Alternative Proposal is more favorable from a financial point of view as compared to the Offer and (ii) the failure to accept such Offer and terminate this Agreement would violate each Board's fiduciary duties; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available (i) if the Company has breached in any material respect its obligations under Section 5.1, or (ii) if, prior to or concurrently with any purported termination pursuant to this Section 6.1(c), the Company shall not have paid the Termination Fee contemplated by
Section 6.2, or (iii) if the Company has not provided Purchaser and Offer Sub with five business days prior written notice of its intent to so terminate this Agreement and delivered to Purchaser and Offer Sub a copy of the written agreement embodying the Alternative Proposal in its then most definitive form; and provided further that the Company may not approve or recommend approval of an Alternative Proposal unless it complies with its obligations hereunder and terminates this Agreement pursuant to this clause
(c); and

          (d) by Purchaser if either of the Management and Supervisory Boards shall have failed to recommend, or shall have withdrawn, modified or amended its approval or recommendation of the Offer, or shall have approved or recommended acceptance of any Alternative Proposal, or shall have resolved to do any of the foregoing.

          6.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Offer pursuant to this Article 6, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 6.2 and Sections 5.5(b), 5.6, 5.10 (to the extent provided for therein), 7.5 and
7.6. If this Agreement is terminated pursuant to Section 6.1(b)(iii) as a result of the occurrence of the condition set forth in paragraph (e) of Exhibit A, or pursuant to Section 6.1(c), then the Company shall concurrently with any such termination, (a) pay to Purchaser a fee equal to 22,800,000 euros (the "Termination Fee"). In addition, if an Alternative Proposal shall have been made known to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal and thereafter this Agreement is terminated:

     (i)   by Purchaser pursuant to Section 6.1(d), or

     (ii) by either Purchaser or the Company pursuant to (x) Section 6.1(b)(i) or (y) Section 6.1(b)(iii) as a result of the failure of the Minimum Condition to be satisfied prior to the expiration of the Offer (unless, in each case, more than 51% of the outstanding Common Shares have been tendered and not withdrawn), or

     (iii) by the Company pursuant to Section 5.9.

then the Company shall pay the Termination Fee; provided, however, that the Termination Fee shall not be payable to Purchaser pursuant to this sentence, unless, and until, within 12 months of such termination any Alternative Proposal is consummated, in which event the Termination Fee shall be payable upon such consummation. The parties agree that if this Agreement is terminated in circumstances under which Purchaser is entitled to the Termination Fee, and such Termination Fee is in fact paid, such Termination Fee shall be Parent's, Purchaser's and Offer Sub's exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement. If the Agreement is terminated for any other reason, the parties shall be entitled to legal or equitable relief to the extent allowed by Law. The Company acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Purchaser and Offer Sub would not enter into this Agreement.

          6.3. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by action taken by or on behalf of its Supervisory Board and Board of Management of the Company and Parent and Purchaser jointly at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

          6.4. Extension; Waiver. At any time prior to the consummation of the Offer, any party hereto, by action taken by its Board of Management, Supervisory Board or board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto (except that the Offer may be extended only in accordance with its terms), (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE 7

     7.   General Provisions.
          ------------------

          7.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the initial purchase by Offer Sub of Common Shares pursuant to the Offer.

          7.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     If to Parent, Purchaser or Offer Sub:   If to the Company:

     Invensys plc                            Baan Company N.V.
     Carlisle Place                          2191 Fox Mill Road
     London, SW1P 1BX                        Suite 500
     United Kingdom                          Herndon, VA  20171
     Facsimile:  44 171 834-3879             Facsimile:  (703) 234-6720
     Attention:  General Counsel             Attention:  General Counsel


     With a copy to:                         With a copy to:

     Fried, Frank, Harris,                   Paul, Weiss, Rifkind, Wharton
       Shriver & Jacobson                      & Garrison
     One New York Plaza                      1285 Avenue of the Americas
     New York, New York  10004-1980          New York, New York  10019-6064
     Facsimile:  (212) 859-4000              Facsimile:  (212) 757-3990
     Attention:  Sanford Krieger             Attention:  Robert B. Schumer



          7.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser or Offer Sub (or both) may assign its rights hereunder (including, without limitation, the right to make the Offer and/or to purchase Common Shares pursuant to the Offer) to a wholly owned Subsidiary of Purchaser; and, provided further, that nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          7.4. Entire Agreement. This Agreement, the Confidentiality Agreement, the Company Disclosure Letter, the exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

          7.5. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to its rules of conflict of Laws. Each of the Company, Parent, Purchaser and Offer Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction and venue of the United States District Court for the Southern District of New York or any court of the State of New York located in the County of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

          7.6. Fees and Expenses. Whether or not the Offer is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

          7.7. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

               (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

               (b) "Dutch Law" means the laws of The Netherlands, including the Dutch Merger Code, and the notes and regulations of the ASE.

               (c) "knowledge" of any party hereto shall mean the actual knowledge of any of the executive officers of that party.

               (d) "Law" means any law, statute, ordinance, rule, regulation, order, judgment or decree, whether promulgated by The
Netherlands, the United States or another country or by any Governmental
Entity.

               (e) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

               (f) "Subsidiary" when used with respect to any Person means any corporation or other organization or entity, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board or directors, management board or supervisory board or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

          7.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          7.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

          7.10. Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Documents. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          7.11. Severability. If any of the provisions of this Agreement are incapable of being performed as a result of applicable Dutch Law, the rules of the ASE or Dutch commercial practice, the parties shall in good faith negotiate alternative provisions that reflect the intent of the parties in entering into this Agreement, provided, that the parties agree to amend this Agreement to the extent necessary to comply with applicable Dutch Law or the rules of the ASE.

          7.12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                    INVENSYS PLC


                                    By: /s/ John B. Saunders
                                       ----------------------------------
                                       Name:  John B. Saunders
                                       Title: Attorney in Fact

                                    INVENSYS HOLDINGS B.V. I.O.


                                        By: INVENSYS PLC, its intended owner


                                        By: /s/ John B. Saunders
                                           ------------------------------
                                           Name:  John B. Saunders
                                           Title: Attorney in Fact

                                    INVENSYS B.V. I.O.


                                        By: INVENSYS PLC, its intended owner


                                        By: /s/ John B. Saunders
                                           ------------------------------
                                           Name:  John B. Saunders
                                           Title: Attorney in Fact

                                    BAAN COMPANY N.V.


                                    By: /s/ Pierre J. Everaert
                                       ----------------------------------
                                       Name:  Pierre J. Everaert
                                       Title: Interim CEO

                                 EXHIBIT A

                          CONDITIONS OF THE OFFER

          Notwithstanding any other term of the Offer, Offer Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any Common Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Common Shares unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Common Shares which would represent at least 95% of the outstanding Common Shares (the "Minimum Condition") and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable mandatory waiting periods under any applicable non-U.S. Laws, in each case, applicable to the purchase of Common Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Offer Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Common Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such Common Shares for payment or the payment therefor, any of the following conditions shall exist or occur and remain in effect:

               (a) there shall have been instituted and pending any litigation by any Governmental Entity or Person (other than, with respect to any litigation brought by a Person (other than a Governmental Entity), any such action or proceeding in which a motion for a temporary restraining order, a preliminary injunction or a permanent injunction shall have been denied or shall have expired, or a judicial order granting any such temporary restraining order, preliminary injunction or permanent injunction shall have been reversed on appeal and not reinstated), that seeks to: (i) challenge the acquisition by Purchaser or Offer Sub (or any of its affiliates) of Common Shares pursuant to the Offer or restrain, prohibit the making or consummation of the Offer, (ii) impose limitations on the ability of Purchaser or Offer Sub (or any of their affiliates) effectively to acquire or hold, or to require Purchaser, Offer Sub or the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any material portion of their assets or the business of any one of them, (iii) impose limitations on the ability of Purchaser, Offer Sub or their affiliates to exercise full rights of ownership of the Common Shares purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the shareholders of the Company; provided, that, if such litigation is by a Person other than a Governmental Entity, such litigation is reasonably likely to have a Material Adverse Effect or of materially and adversely affecting the likelihood of consummation of the Offer; or

               (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer, by any Governmental Entity any Law that would reasonably be expected to result in any of the consequences referred to in subsection (a) above; or

               (c) this Agreement shall have been terminated in accordance with its terms; or

               (d) (i) any of the representations and warranties made by the Company in this Agreement (which shall for purposes of this clause
     (d) be interpreted without giving effect to any materiality or Material Adverse Effect qualification contained in such representation or warranty) shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made at the scheduled or extended expiration of the Offer (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all respects as of such other date), except to the extent that any such failure to be true and correct, individually and in the aggregate with all such other failures, would not have a Material Adverse Effect or (ii) the Company shall have materially breached or failed to comply in any material respect with any of its material obligations under this Agreement except to the extent that any such breach or failure to comply, individually or in the aggregate with all such other breaches or failures, would not have a Material Adverse Effect; or

               (e) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Purchaser or Offer Sub, shall have acquired beneficial ownership of a majority of the outstanding Common Shares; or

               (f) the Company's Supervisory Board or Board of Management shall have modified or amended its recommendation of the Offer in any manner adverse to Purchaser or Offer Sub or shall have withdrawn its recommendation of the Offer or shall have approved or recommended acceptance of any Alternative Proposal or shall have resolved to do any of the foregoing; or

               (g) since the date of the Offer Agreement, any change or event shall have occurred which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect; or

               (h) the parties shall have not received clearance of the European Union Merger Task Force; or

               (i) the Works Councils of the Company and/or its Subsidiaries shall have given a negative advice with respect to the recommendation of the Boards in connection with the Offer contemplated by this Agreement and has initiated legal proceedings in the relevant Dutch courts to prevent the consummation of the transactions contemplated by this Agreement.

          The parties agree that the foregoing conditions may be asserted by Purchaser or Offer Sub regardless of the circumstances (excluding any action or inaction by Parent, Purchaser or Offer Sub) giving rise to any such condition and may be waived by Purchaser or Offer Sub, in whole or in part, at any time and from time to time, in the reasonable discretion of Purchaser. The failure by Purchaser or Offer Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

          Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Share not theretofore accepted for payment shall promptly be returned by the depositary to the tendering Shareholders.

                                 EXHIBIT B

                       REPRESENTATIONS AND WARRANTIES

                               OF THE COMPANY

          3.1. Existence; Good Standing; Corporate Authority. The Company and each of its Subsidiaries is (i) a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the Laws of any jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have and would not be likely to have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations, assets, or financial condition of the Company and its Subsidiaries taken as a whole (the foregoing, other than those which are the result of general conditions in the economy as a whole or generally present in the industry of the Company and its Subsidiaries and those resulting from the matters set forth in the Company Disclosure Letter or previously disclosed in writing to Parent, being a "Material Adverse Effect"). Each of the Company and each of its Subsidiaries has all requisite corporate or other power and authority to own or lease and operate its properties and carry on its business as now conducted. The copy of the articles of association of the Company included in Section 3.1 of the disclosure letter, dated as of the date hereof, delivered by the Company to Purchaser (the "Company Disclosure Letter") is a true, complete and correct copy of the Company's articles of association as currently in effect. The Company's principal place of business is: Baron Van Nagellstraat 89, 3770 LK Barneveld, The Netherlands. The articles of association last amended on April 20, 1999 and included in Section 3.1 of the Disclosure Letter have not been modified or amended since that date.

          3.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby (the "Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company's Supervising Board and Board of Management, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the holding of the Informational Meeting prior to the closing of the Offer or any Shareholder vote required by a transaction contemplated under
Section 2.2). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Parent, Purchaser and Offer Sub) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

          3.3. Compliance with Laws. Except as set forth in Section 3.3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of any order of any national, federal, provincial, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration board or tribunal, whether of The Netherlands, the United States, or another country ("Governmental Entity"), or any Law applicable to the Company or its Subsidiaries or any of their respective properties or assets, except where the failure to be in compliance, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect.

          3.4. Capitalization, etc. The authorized capital shares of the Company consists of 700,000,000 Common Shares. As of the date hereof, (a) 267,337,252 Common Shares are outstanding, (b) no Common Shares and no preferred shares are held by the Company in its treasury, (c) no Common Shares or preferred shares of the Company are held by the Company's Subsidiaries, and (d) no preferred shares of the Company are outstanding.
Section 3.4 of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of (i) the number of outstanding options (individually, an "Option" and collectively the "Options") outstanding under any share option plan adopted or assumed by the Company or otherwise outstanding and issued to an employee, director, consultant or advisor of the Company or any of its Subsidiaries, (ii) the number of Common Shares which can be acquired upon the exercise of all outstanding Options, (iii) the number of Common Shares and preferred shares which are reserved for issuance upon the exercise of outstanding Options and the number of shares which are reserved for future grants under any share option plan adopted or assumed by the Company, and (iv) the exercise price of each outstanding Option. Except as set forth in Section 3.4 of the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth in Section 3.4 of the Company Disclosure Letter, since March 31, 2000, the Company (i) has not issued any Common Shares other than upon the exercise of Options, (ii) has granted no Options to purchase Common Shares under share option plans, or (iii) has not split, combined or reclassified any of its shares of capital shares. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth above in this Section 3.4 or in Section 3.4 of the Company Disclosure Letter, there are no other shares of capital shares or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, and no share appreciation rights or limited share appreciation rights or other rights (including rights of first refusal), agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital shares of, or equity interests in, or any material assets of, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital shares of the Company and there are no performance awards outstanding under the share option plan or any other outstanding shares related awards. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital shares of the Company or any of its Subsidiaries.

          3.5. Subsidiaries. Except as set forth in Section 3.5 of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding shares of capital shares or other equity interest of each Subsidiary of the Company. All of the outstanding shares of capital shares or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). Section 3.5 of the Company Disclosure Letter sets forth for each of the Company's principal operating Subsidiaries (the "Principal Operating Subsidiaries") and each non-wholly owned Subsidiary: its name and jurisdiction of incorporation or organization and the Company's, direct or indirect, ownership interest in each Principal Operating Subsidiary and non-wholly owned Subsidiary. Except for the Company's direct or indirect interests in the Subsidiaries or as set forth in Section 3.5 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any Person, joint venture, or business.

          3.6. No Violation. Except as set forth in Section 3.6 of the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provision of the articles of association, certificate of incorporation, or other organizational document of the Company or any Principal Operating Subsidiary; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or any of its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound (each, a "Contract" and, collectively, "Contracts"), except for any of the foregoing matters specified in this clause (ii) which, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect or prevent or delay or be likely to prevent or delay the consummation of the transactions contemplated hereby; (iii) other than (a) the filings provided for in Section 1.3, (b) the filings required under the Exchange Act and under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder ("HSR"), and (c) European Union competition law, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which, individually or in the aggregate, would have or be likely to have a Material Adverse Effect or, prevent or delay the consummation of the transactions contemplated hereby; or (iv) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which individually or in the aggregate would not have or be likely to have a Material Adverse Effect or materially adversely affect or be likely to materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

          3.7. Company Reports; Offer Documents. (a) The Company has filed all required reports, schedules, forms, statements (information, registration or otherwise) and documents required to be filed by it with the SEC since June 30, 1998 (including exhibits and any amendments thereto and any voluntary reports on Form 6-K, the "Company Reports"). As of their respective dates, and except as set forth in Section 3.7 of the Company Disclosure Letter or as previously disclosed in writing to Parent, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and except as set forth in
Section 3.7 of the Company Disclosure Letter or as previously disclosed in writing to Parent, as of the date hereof there is no fact not disclosed in the Company Reports which is related to the Company and which individually or in the aggregate has or is likely to have a Material Adverse Effect. Each of the consolidated balance sheets of the Company included in the Company Reports filed by the Company with the SEC on Form 6-K on April 26, 2000, and Form 20-F on June 2, 1999 (including the related notes and schedules) fairly presented the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and shareholders' equity of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented the results of operations, cash flows and shareholders' equity of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles as applied in the United States consistently applied during the periods involved, except as may be noted therein and except that the unaudited interim financial statements
(x) are subject to normal year-end adjustments that have not been and are not expected to be material in amount and (y) do not contain all of the footnote disclosures required by generally accepted accounting principles. Except as set forth in Section 3.7 of the Company Disclosure Letter or as previously disclosed in writing to Parent, neither the Company nor any of its Subsidiaries has any material liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of March 31, 2000 included in the Company Reports (the "Balance Sheet") or (ii) liabilities and obligations incurred in the ordinary course of business since March 31, 2000 which individually or in the aggregate would not have or be likely to have a Material Adverse Effect.

          (b) None of the Schedule 14D-9 or any schedule required to be filed by the Company with SEC or the Stichting Toezicht Effectenverkeer ("STE") or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or STE or are first published, sent or given to the Company's shareholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by Parent, Purchaser or Offer Sub specifically for inclusion in any such schedule or report or any amendment or supplement. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, or at the date first published, sent or given to the Company's shareholders or STE, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the consummation of the Offer the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents filed by the Company in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and STE and, as required by Law, disseminated to the shareholders of the Company, and in the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents filed by the Company, the Company shall promptly amend or supplement such document as required and distribute the same to its shareholders. The Company will promptly notify the Purchaser if it obtains knowledge of any facts with respect to the Company, any of its officers or officials or any of its Subsidiaries that would require the supplement or amendment of any Offer Document prepared or filed by Purchaser or Offer Sub.

          (c) The Company is a "foreign private issuer" within the meaning of Rule 3b-4 of the Exchange Act and, to the Company's knowledge after making appropriate inquiry, "U.S. holders" within the meaning of Rule 14d-1(d) do not hold more than 40% of the Common Shares.

          3.8. Litigation. Except as set forth in the Company Reports or as previously disclosed in writing to Parent or in Section 3.8 of the Company Disclosure Letter, there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at Law or in equity, or before or by any Governmental Entity, other than those in the ordinary course of business that, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect nor does the Company or any of its Subsidiaries have knowledge of any facts or circumstances that it believes would be likely to form the basis for any such claims, actions, suits, proceedings, arbitrations, investigations or audits. Except as set forth in the Company Reports or as previously disclosed in writing to Parent or in Section 3.8 of the Company Disclosure Letter, no Governmental Entity has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries which investigation or review, if adversely determined, individually or in the aggregate, would have or be likely to have a Material Adverse Effect.

          3.9. Absence of Certain Changes. Except as set forth in the Company Reports or in Section 3.9 of the Company Disclosure Letter, since March 31, 2000, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (i) any event or state of fact that, individually or in the aggregate, would have or be likely to have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital share or any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital share or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (iii) any change in accounting principles, practices or methods; (iv) any entry into any employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except (x) increases occurring in the ordinary course of business in accordance with their customary practices or (y) employment agreements entered into in the ordinary course of business which, in either case, would be permitted under Section 5.2 of this Agreement if effected or entered into the date hereof; (v) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except as set forth in the employment contracts, copies of which have been previously provided to Parent and except increases occurring in the ordinary course of business in accordance with its customary practices or which would be permitted under Section 5.2 of this Agreement if granted after the date hereof; (vi) any entry into any Contracts or transaction by the Company or any Subsidiary which is material to the Company and its Subsidiaries taken as a whole not in the ordinary course of business; or (vii) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practices.

                3.10. Taxes. The Company and its Subsidiaries have timely filed (taking into account extensions) all material Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete, except for such instances which individually or in the aggregate would not have or be likely to have a Material Adverse Effect. Except as would not have a Material Adverse Effect and except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company Reports in accordance with generally accepted accounting principles as applied in the United States, the Company and its Subsidiaries have paid all Taxes required to be paid by any of them or claimed or asserted by any taxing authority to be due. There is no action, suit, claim or assessment pending with respect to Taxes which, if upheld, would, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except for such Taxes which, individually or in the aggregate, would not have a Material Adverse Effect.

For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and (B) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          3.11. Employee Benefit Plans.
                ----------------------

                (a)   Dutch Plans.
                      -----------

                    (i) Since March 31, 2000, the terms of employment of the Company's and its Subsidiaries' key employees have not changed, except for such changes which would not individually or in the aggregate have a Material Adverse Effect. The Company is under no obligation to change, the terms of employment of any employees and has not announced any such change, except for such changes which would not individually or in the aggregate have a Material Adverse Effect.

                    (ii) The Company and its Subsidiaries have joined one or more pension funds, or have taken insurance, or have made a provision which is reflected in the 1999 Balance Sheet in accordance with applicable Dutch Law, from which the Company's and its Subsidiaries' obligations vis-a-vis their present or former employees in respect of pensions including early retirement can be fully paid, such payment, where it concerns pension funds or insurance, being based on premiums paid prior to the date of this Agreement, except to the extent that failure to do so would not have a Material Adverse Effect.

               (b) U.S. Plans. The representations set forth in this
Section 3.11(b) are true, complete and accurate statements of the facts and circumstances addressed therein, except for such omitted or inaccurate facts or circumstances which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

                    (i) Section 3.11 of the Company Disclosure Letter sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation arrangements, including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, share options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements (and including any commitment or obligation arising under the Laws of any U.S. or non-U.S. jurisdiction, whether or not subject to ERISA), that are maintained by the Company or any of its Subsidiaries or to which the Company or of its Subsidiaries is obligated to contribute thereunder for current or former U.S. directors, U.S. employees, U.S. independent contractors, U.S. consultants and U.S. leased employees of the Company or any Company Subsidiary (the "Company Employee Benefit Plans").

                    (ii) None of the Company Employee Benefit Plans is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan subject to Title IV of ERISA, and neither the Company nor any of its Subsidiaries presently maintains or has maintained any such plan, or has any liability, contingent or otherwise, with respect to any such plan.

                    (iii) Neither the Company nor its Subsidiaries maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

                    (iv) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, and there are no severance agreements or severance policies applicable to the Company or any of its Subsidiaries. No payment or benefit which will or may be made by the Company, Parent or any of their Subsidiaries or affiliates with respect to any employee of the Company or any of its Subsidiaries will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                    (v) (A) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code, (B) there are no pending material actions, claims, investigations or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, (C) no "prohibited transaction" involving the Company or any Subsidiary (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Employee Benefit Plan, and (D) the Company Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and all other applicable federal and state Laws and regulations.

                    (vi) Neither the Company nor any of its Subsidiaries has made any payment or is obligated to make any payment that is not or will not be fully deductible under Section 162(m) of the Code, nor is the Company or any of its Subsidiaries a party to any agreement that could result in any such payment.

                    (vii) Section 3.11 of the Company Disclosure Letter sets forth a complete list of plans or arrangements providing for payments or other awards to any of the 10 most highly compensated officers or employees of the Company in connection with a "change of control" of the Company.

                    (viii) Other than the Subsidiaries, there is no business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of
Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

          3.12.  Labor and Employment Matters.
                 ----------------------------

                 (a)  Dutch Matters.
                      -------------

                    (i) Section 3.12 of the Company Disclosure Letter lists all collective agreements which apply to the Company or its employees. The Company has, at all times, duly performed all of its obligations vis-a-vis any employee, party to a collective agreement or works council or other employee-representation body and arising from Dutch Law or any collective agreement or employment contract except to the extent that failure to have so performed would not, individually or in the aggregate, have a Material Adverse Effect.

                    (ii) Section 3.12 of the Company Disclosure Letter sets forth all works councils and other employee-representation bodies which, by Dutch Law or under any collective agreement, have the right to be informed or consulted on subjects which affect the Company's and its Subsidiaries' employees.

               (b) U.S. Matters. Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a United States based labor union or United States based labor organization. Except for such matters which, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect and, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their business, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. The Company is in compliance with all Laws regarding employment, employment practices, terms and conditions of employment and wages and Laws, except for such noncompliance which, either individually or in the aggregate, would not have or be likely to have a Material Adverse Effect.

          3.13. Brokers. Except for the Financial Advisor and except as disclosed in Section 3.13 of the Company Disclosure Letter, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Company. The Company's fee arrangements with the Financial Advisor have been disclosed to Purchaser.

          3.14. Intellectual Property Rights. Each item of Company Intellectual Property which is a material patent, patent application, trademark, trademark application, copyright registration, mask work registration, mask work application, license, sublicense, agreement or permission is set forth in Section 3.14 of the Company Disclosure Letter. Except as set forth in Section 3.14 of the Company Disclosure Letter or except as would not have a Material Adverse Effect, (i) except for licenses and sublicenses in the ordinary course of business of the Company and the Subsidiaries, the Company and its Subsidiaries possess sufficient right, or all title and interest in and to the Company Intellectual Property used in the conduct of the business as currently conducted, free and clear of any Encumbrance, license or other restriction, and all registered patents, trademarks, service marks and copyrights listed in Section 3.14 of the Company Disclosure Letter are valid and subsisting and in full force and effect; (ii) Company Intellectual Property is all the Intellectual Property that is necessary for the ownership, maintenance and operation of the properties and assets of the Company and its Subsidiaries necessary for the conduct of the business of the Company and the Subsidiaries as currently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; (iii) to the knowledge of the Company, the operations of the business of the Company and its Subsidiaries have not, and the continued operation of their businesses as presently conducted and as presently proposed to be conducted do not and will not, interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company and its Subsidiaries have not received any written charge, complaint, claim, demand or notice so alleging (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party); (iv) to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property; and (v) during the last 3 years, the Company has not been a party to any action, suit, proceeding or hearing, nor to the knowledge of the Company, is any such action, suit, proceeding or hearing threatened which challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property.

          "Company Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof,
(b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of the foregoing categories of intellectual property listed in subsections (a) through (g) herein (in whatever form or medium), and (i) all licenses, sublicenses, agreements, or permissions related to the foregoing categories of intellectual property listed in subsections (a) through (g) herein (categories (a) through (i) herein are collectively referred to as "Intellectual Property") which is used, has been used, or is proposed to be used in connection with the business of the Company and its Subsidiaries.

          3.15. Permits. The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any court, governmental or regulatory authority necessary for the Company and its Subsidiaries to own, lease and operate its properties or to lawfully conduct their respective businesses as presently conducted (the "Company Permits"), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except where the suspension or cancellation of any of the Company Permits, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect.

          3.16. Environmental Matters. (a) Except as set forth in the Company Reports filed prior to the date hereof and as would not, individually or in the aggregate, have a Material Adverse Effect:

               (i) the Company and each of its Subsidiaries has at all times been operated, and is, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries, to its knowledge, has received any written communication from any Person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws;

               (ii) the Company and each of its Subsidiaries has obtained or has applied for all applicable environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, "Environmental Permits") necessary for the conduct of its operations, and such Environmental Permits are in effect or, where applicable, a renewal application has been timely filed, and the Company and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits;

               (iii) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries;

               (iv) to the knowledge of the Company, there have been no Releases of any Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim against the Company, any of its Subsidiaries or any predecessor thereof; and

               (v) none of the properties currently owned, leased or operated, or, to the knowledge of the Company, formerly owned, leased or operated, by the Company, its Subsidiaries or any predecessor thereof, are now, or were in the past, listed on the National Priorities List of Superfund Sites, any analogous state list or any database listing sites for the purpose of investigation under Environmental Laws.

               (b) For purposes of this Agreement:

               (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, information requests, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation or status as a potentially responsible Person or otherwise liable party by any Person (including any Governmental Entity) relating to or alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, response costs, removal costs, natural resources damages, property damages, personal injuries or penalties) relating to (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to any Environmental Laws.

               (ii) "Environmental Laws" means all applicable Laws, rules, requirements, regulations and judicial or administrative opinions, orders or decrees, and any common Law causes of action, in each case relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human or employee health or safety including, without limitation, Laws and regulations relating to Releases of Hazardous Materials.

               (iii) "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls, radioactive materials, ionizing radiation or electromagnetic field radiation; (B) any chemicals, materials or substances which are included in the definition of "wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, regulated under any Environmental Law.

               (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

          3.17. Title to Assets. The Company and its Subsidiaries have good and marketable title to all of their real and personal properties and assets reflected in the 1999 Balance Sheet (other than assets disposed of since March 31, 2000 in the ordinary course of business, and properties and assets acquired since March 31, 2000), in each case free and clear of all Encumbrances except for (i) liens for Taxes accrued but not yet payable;
(ii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after the date of the Balance Sheet, provided that the obligations secured by such liens are not delinquent; and
(iii) such imperfections of title and Encumbrances, if any, as would not have or be likely to have a Material Adverse Effect. The Company and its Subsidiaries own, or have valid leasehold interests in, all properties and assets used in the conduct of their business except where the failure to have any such interest would not, individually or in the aggregate, have a Material Adverse Effect. Any real property and other assets held under lease by the Company or any of its Subsidiaries are held under valid, subsisting and enforceable leases with such exceptions which, individually or in the aggregate, would not and would not be likely to have a Material Adverse Effect.

          3.18. Insurance Policies. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company, except where the failure to obtain or maintain such insurance, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect.

          3.19. Material Contracts. Section 3.19 of the Company Disclosure Letter sets forth a list of all Contracts

               (a) for borrowed money or guarantees thereof involving a current outstanding principal amount in excess of $1,000,000 (or any other currency equivalent);

               (b) containing non-compete covenants by the Company or its Subsidiaries except for those non-compete covenants that individually or in the aggregate are not material to the conduct of the business of the Company and its Subsidiaries taken as a whole as currently conducted;

               (c) with any of (i) FIL, (ii) any holder of 5% or more of the Common Shares, (iii) any affiliate of the foregoing and (iv) any officer, director or affiliate of the Company, other than, in the case of Persons covered by clauses (ii), (iii) and (iv), wholly owned Subsidiaries or Persons covered by clause (d) of this Section 3.19;

               (d) with any of Blizzard Brothers, Vanenburg Group B.V. (f.k.a., Vanenburg Ventures B.V.), or Vanenburg Business Systems or any of their affiliates, except for any such contracts that individually or in the aggregate are not material to the Company or copies of which, if written, or written summaries of which, if oral, have previously been delivered to Parent; and

               (e) with 10 of the most significant customers of the Company (measured by fiscal 1999 revenues), or

               (f) relating to or providing for the issuance of any equity securities which equity securities were not issued as of March 31, 2000 (other than option agreements with employees). Schedule 3.19(f) lists all of the Company's option plans, as amended to the date hereof, all of which have been previously delivered to Parent. No grant under the plans listed on Schedule 3.19(f) materially differs from the standard terms of the plan under which such grant was made or from the form of option agreement attached to the plan under which such grant was made, except for such grants and deviations as set forth on Schedule 3.19(f).

All Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and, to the Company's knowledge, enforceable against the parties thereto in accordance with their respective terms, except where the failure to be so valid and binding, in full force and effect or enforceable, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect. There is not under any such Contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, other than any such defaults or events which, individually or in the aggregate, would not have or be likely to have a Material Adverse Effect.

          3.20. Opinion of Financial Advisor. The Company has received the written opinion of the Financial Advisor to the effect that, as of the date hereof, the consideration to be received by the holders of Common Shares pursuant to the Offer is fair to such holders from a financial point of view.

          3.21. Anti-Takeover Statutes. The Board of Management of the Company has authorized the execution, delivery and performance of this Agreement and the Board of Management of the Company, with the approval of the Supervisory Board of the Company has recommended that shareholders accept the Offer by Parent for all of the outstanding Common Shares. To the Company's knowledge, no statute or regulation intended to prohibit or restrict "takeovers" applies to the Offer or the transactions contemplated hereby.

          3.22. Required Vote of Company Shareholders. No vote of the shareholders of the Company is required to adopt this Agreement, and to approve the Offer.

          3.23. Year 2000 Compliance; Euro Compliance. (a) The computer systems of the Company and its Subsidiaries are Year 2000 Compliant and Euro Compliant except where the failure to be so compliant would not have a Material Adverse Effect. All inventory, products and independently developed applications of the Company and its Subsidiaries that is, consists of, includes or uses computer software is Year 2000 Compliant and Euro Compliant except where the failure to be so compliant would not have a Material Adverse Effect. To the knowledge of the Company, any failure on the part of the customers of and suppliers to the Company and its Subsidiaries to be Year 2000 Compliant will not have or be likely to have a Material Adverse Effect.

          (b) The term "Year 2000 Compliant", with respect to a computer system or software program, means that such computer system or program: (i) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000; (ii) has the ability to provide date recognition for any data element without limitation; (iii) has the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000; (iv) has the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) has the ability not to produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000; (vi) has the ability to process correctly after January 1, 2000, data containing dates before that date; and (vii) has the ability to recognize all "leap year" dates, including February 29, 2000.

          (c) The term "Euro Compliant", with respect to a computer system or software program, means that such computer system or program contain Euro functionality enabling companies to process multiple currencies and address the requirements of Euro compliance.

                                 EXHIBIT C

                       REPRESENTATIONS AND WARRANTIES
                     OF PARENT, PURCHASER AND OFFER SUB

          4.1. Existence; Good Standing; Corporate Authority. Parent is and each of Purchaser and Offer Sub upon organization will be, a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation with all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not materially adversely affect the ability of Parent, Purchaser and Offer Sub to consummate the transactions contemplated hereby and by the Ancillary Documents.

          4.2. Authorization, Validity and Effect of Agreements. Parent has and each of Purchaser and Offer Sub will have the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Parent, Purchaser and Offer Sub of the transactions contemplated hereby and thereby have been (or in the case of Purchaser and Offer Sub will be) duly and validly authorized by the respective boards of directors of Parent and the Boards of Purchaser and Offer Sub and by Purchaser as the sole shareholder of Offer Sub and no other corporate proceedings on the part of Parent, Purchaser or Offer Sub are (or in the case of Purchaser and Offer Sub will be) necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents to which Parent, Purchaser or Offer Sub is a party at the time of execution will have been (or in the case of Purchaser and Offer Sub will be), duly and validly executed and delivered by Parent, Purchaser or Offer Sub, as applicable, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of Parent, Purchaser or Offer Sub, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

          4.3. No Violation. Neither the execution and delivery of this Agreement or any of the Ancillary Documents by Parent, Purchaser or Offer Sub, nor the consummation by them of the transactions contemplated hereby or thereby, will (i) violate, conflict with or result in any breach of any provision of the respective memorandum and articles of association or the articles of association of Parent, Purchaser or Offer Sub; (ii) other than
(a) the filings required under the Exchange Act and HSR, and (b) European Union competition law, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which, individually or in the aggregate, would have or be likely to have a material adverse effect on the ability of Parent, Purchaser or Offer Sub to consummate the transactions contemplated hereby, or (iii) violate any Laws applicable to Parent, Purchaser or Offer Sub or any of their respective assets, except for violations which, individually or in the aggregate, would not have or be likely to have a material adverse effect on the ability of Parent, Purchaser or Offer Sub to consummate the transactions contemplated hereby.

          4.4. Operations of Purchaser and Offer Sub. Each of Purchaser and Offer Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities.

          4.5. Financing. At the consummation of the Offer, Parent will cause Offer Sub to have funds available to it sufficient to consummate the Offer on the terms contemplated hereby and Parent shall cause Purchaser and Offer Sub to perform all their obligations hereunder.

          4.6. Offer Documents. None of the Offer Documents, at the respective times such documents are filed with the SEC or are first published, sent or given to the Company's shareholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Parent, Purchaser, and Offer Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents. None of the information supplied or to be supplied by Parent, Purchaser, and Offer Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the date of filing with the SEC, or at the date first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.